Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We have issued our report dated December 12, 2023 with respect to the statement of revenue and direct costs of revenues of Midtown III for the year ended December 31, 2022 included in the Form 1-U of 1st stREIT Office Inc. filed with the Securities and Exchange Commission on December 12, 2023. We consent to the incorporation by reference of said report in the 1st stREIT Office Inc. on 1-As (File Nos. 024-11317 and 024-12334).

/s/ UHY LLP

St. Louis, MO

December 12, 2023